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FORM 3             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549
                                                                                                                  OMB APPROVAL
                         INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                       OMB Number:         3235-0104
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                                                                                                       Expires:   September 30, 1998
                Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,                Estimated Average burden
                   Section 17(a) of the Public Utility Holding Company Act of 1935                     hours per response........0.5
                    or Section 30 (f) of the Investment Company Act of 1940
(Print or Type Responses)
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
1. Name and address of Reporting Person*        2. Date of Event Re-      4.  Issuer Name and Ticker or Trading Symbol
                                                   quiring Statement         PLAY BY PLAY TOYS & NOVELTIES, INC.  (PBYP)
RENAISSANCE US GROWTH AND INCOME TRUST PLC         (Month/Day/Year)
(Last)            (First)          (Middle)        FEBRUARY 20, 2001      5.  Relationship of Reporting     6. If Amendment, Date of
                                                                              Person(s) to Issuer              Original
                                                                               (check all applicable)          (Month/Day/Year)
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8080 N. CENTRAL EXPRESSWAY, SUITE 210, LB 59    3. IRS or Social Security       Director     X     10% Owner
               (Street)                            Number of Reporting                                      7. Individual or Joint
                                                   Person (Voluntary)           Officer (give      Other       /Group
                                                                                title below)       (specify     Filing (Check
                                                                                                   below        Applicable Line)
                                                                                                                Applicable Line)
                                                                                                                X    Form filed by
                                                                                                                     One Reporting
                                                                                                                     Person

                                                                                                               x

                                                                                                               x
                                                                                                               x



                                                                                                               X
                                                                                                               X
                                                                                                               X
                                                                                                               X

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C/O RENAISSANCE CAPITAL GROUP, INC.,                 None
INVESTMENT MANAGER
DALLAS, TX 75206-1857                                                                                               Form Filed by
                                                                                                                xx  More than One
                                                                                                                    ReportingPerson
                                                                                                                    Person)
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(City)            (State)          (Zip)       TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                             2. Amount of Securities        3. Ownership           4. Nature of Indirect
    (Instr. 4)                                      Beneficially Owned             Form: Direct           Beneficial Ownership
                                                    (Instr. 4)                     (D) or Indirect        (Instr. 5)
                                                                                   (I)   (Instr.5)
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Reminder: Report on a separate line each class of securities beneficially owned directly or indirectly.                       (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                   SEC 1473 (7-96)
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FORM 3 (continued)              Table II --- Derivative Securities Beneficially Owned (e.g..puts, calls, warrants, options, convertible securities)
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1. Title of Derivative      2. Date Exer-     3. Title and Amount of     4. Conver-    5. Owner-          6. Nature of Indirect
   Security  (Instr. 4)        cisable and       Securities Underlying      sion or       ship               beneficial Ownership
                               Expiration        Derivative Security        Exercise      Form of            (Instr. 5)
                               Date              (Instr. 4)                 Price of      Deriv-
                               (Month/Day/Year)                             Deri-         ative
                                                                            vative        Security:
                                                                            Security      Direct
                                                                                          (D) or
                                                                                          Indirect
                                                                                          (I)
                                                                                          (instr. 5)
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                            Date          Expira-                Amount
                            Exer-         tion                   of
                            cisable       Date        Title      Number
                                                                 of
                                                                 Shares
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$2,425,748 8%               7/3/97       6/30/04    Common     4,421,303    $0.54865       D
Convertible Debenture                               Stock
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Explanation of Responses: Renaissance US Growth and Income Trust PLC is a beneficial owner of over 10% of the Company's common stock on a fully converted basis. The Investment Manager is Renaissance Capital Group, Inc., which is also

Investment Advisor for Renaissance  Capital Growth & Income Fund III, Inc.  Renaissance  Capital Growth & Income Fund III, Inc. also owns securities of Play By Play Toys & Novelties,  Inc.

                                                  Renaissance  US Growth & Income  Trust PLC by  Renaissance  Capital  Group,  Inc.,
                                                  Investment Manager, Russell Cleveland, President
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** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)
                                                                                                                      April 27, 2001
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                                                        **Signature of Reporting Person                                    Date

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Note:  File  three  copies  of this  Form,  one of  which  must be  manually  signed.  If  space  is
insufficient, SEE Instruction 6 for procedure.                                                                        Page 2
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Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently  valid OMB Number.
                                                                                                    SEC 1473 (7-96)
                                                                       1997(C)                  ProFormWare 561-447-6684
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